EXHIBIT 99.1

AT SCHAWK, INC.:                            AT DRESNER CORPORATE SERVICES:
Timothy Allen                               Investors:  Philip Kranz
Vice President, Finance                          312-780-7240
Operations and Investor Relations                                                            pkranz@dresnerco.com
847-827-9494
Timothy.Allen@schawk.com

SCHAWK, INC. ANNOUNCES PRELIMINARY ESTIMATE
OF FULL-YEAR 2008 RESULTS

Des Plaines, IL, March 17, 2009 — Schawk, Inc. (NYSE: SGK), a leading provider of brand point management services, enabling companies of all sizes to connect their brands with consumers to create deeper brand affinity, announced that it anticipates that it will report net sales of approximately $489.2 million for the year ended December 31, 2008, an approximate 9.2 percent decrease in net sales relative to the comparable prior-year period.  After giving effect to the estimated goodwill impairment charge described below, the Company expects to report a full-year operating loss in the range of $30 to $40 million versus operating income of $60.5 million in the comparable prior-year period.  In addition, the Company expects to report that its operating results for full-year 2008 were negatively impacted by approximately $10.4 million of restructuring related charges, $4.3 million of foreign currency transaction losses, $6.8 million in increased professional and consulting fees related to the Company’s internal control remediation and related matters, $7.3 million in multi-employer pension plan withdrawal expense, and $6.6 million of impairment charges related to long-lived assets.  The total of these items is $35.4 million (of which $8.3 million is non-cash) excluding the goodwill impairment charges as described below. The Company is in the process of finalizing its results for the year and quarter ended December 31, 2008, and therefore the above estimates are preliminary and subject to change.

Due to deteriorating economic conditions experienced during the latter half of 2008, the Company is in the process of determining the amount of certain impairments for the fourth quarter of 2008 related to goodwill.  Although management is currently completing the valuations required to determine the extent of the impairment charges, the Company expects the total amount of the non-cash goodwill impairment charges to be in the range of $20 to $30 million for the fourth quarter and full year of 2008.  As the Company has not completed its analysis of the impairment charges, the foregoing estimate is preliminary based upon management’s current expectations and is subject to change.

Given the Company’s current expectations as to its full-year 2008 operating results, it is evaluating its compliance with the financial covenants under its debt agreements.  If the Company determines it is not in compliance with such covenants, it would seek any necessary waivers or amendments from its lenders.  Failure to obtain such waivers or amendments could result in a default and related acceleration of the Company’s debt and render unavailable additional borrowings under the Company’s credit facility. Any of these events could have a material adverse effect on the Company’s business, financial condition and results of operations.  There can be no assurance that, if the Company determines it is not in compliance with applicable covenants, it will be able to obtain the necessary waivers or amendments on commercially reasonable terms, or at all.

The Company is working diligently to finalize its results for the quarter and year ended December 31, 2008, and will file its Form 10-K for the year ended December 31, 2008, as soon as its internal review of its financial results and the audit by the Company's external audit firm is complete.

About Schawk, Inc.
Schawk, Inc., (NYSE: SGK), is a leading provider of brand point management services, enabling companies of all sizes to connect their brands with consumers to create deeper brand affinity. With a global footprint of more than 60 offices, Schawk helps companies create compelling and consistent brand experiences by providing integrated strategic, creative and executional services across brand touchpoints. Founded in 1953, Schawk is trusted by many of the world’s leading organizations to help them achieve global brand consistency. For more information about Schawk, visit http://www.schawk.com

Safe Harbor Statement
Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended and are subject to the safe harbor created thereby.  Such statements are indicated by words such as “anticipate,” “expect,” “believe,” other formulations of those terms and similar terms.  These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty.  Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, whether the Company’s audited financial results for the year ended December 31, 2008 will comport with the preliminary information summarized herein; unanticipated difficulties associated with our ability to timely complete our review of the accounting matters described herein; as well as other factors detailed in the Company’s filings with the Securities and Exchange Commission.